January 31, 2018	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release: Immediately
Refer to:     Lauren Zierke; lauren_zierke@lilly.com; (317) 277-6524 (Media)
Philip Johnson; johnson_philip_l@lilly.com; (317) 655-6874 (Investors)

Lilly Reports Strong Fourth-Quarter and Full-Year 2017 Revenue Growth, Increases 2018 EPS Guidance

•	Fourth-quarter 2017 revenue increased 7 percent, driven primarily by volume growth from new pharmaceutical products, while operating expenses remained flat.

•
Fourth-quarter 2017 earnings per share (EPS) reflected a loss of $1.58 on a reported basis, primarily due to an estimated charge of $1.9 billion associated with recently enacted U.S. tax reform legislation and charges associated with reducing the company’s cost structure. Fourth-quarter 2017 EPS were $1.14 on a non-GAAP basis.

•	Full-year 2017 revenue increased 8 percent to $22.9 billion. Full-year 2017 EPS totaled a loss of $0.19 on a reported basis. Full-year 2017 EPS totaled $4.28 on a non-GAAP basis.

•
Pharmaceutical revenue in the fourth quarter of 2017 grew 9 percent. New product revenue, composed of Trulicity, Cyramza, Taltz, Basaglar, Jardiance, Lartruvo, Olumiant, Verzenio and Portrazza, drove 12 percent volume growth and represented 23 percent of total revenue.

•
Pipeline milestones included the approval of Taltz in the U.S. and European Union for active psoriatic arthritis and early-stage pipeline progress, including the initiation of a clinical trial for Lilly’s automated insulin delivery system.

•
The company has increased 2018 EPS to be in the range of $4.39 to $4.49 on a reported basis and $4.81 to $4.91 on a non-GAAP basis. This change reflects the estimated benefit from recently enacted U.S. tax reform legislation.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2017.

$ in millions, except per share data	Fourth Quarter		%	Full Year		%
	2017	2016	Change	2017	2016	Change
Revenue	$6,160.7	$5,760.5	7%	$22,871.3	$21,222.1	8%
Net Income (Loss) – Reported	(1,656.9)	771.8	NM	(204.1)	2,737.6	NM
Earnings (Loss) Per Share – Reported	(1.58)	0.73	NM	(0.19)	2.58	NM

Net Income – Non-GAAP	1,206.7	1,013.4	19%	4,530.4	3,735.6	21%
EPS – Non-GAAP	1.14	0.95	20%	4.28	3.52	22%

Certain financial information for 2017 and 2016 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The company’s 2018 financial guidance is also being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company’s business.

“Lilly’s new products, including Trulicity, Taltz and Jardiance, continued to drive solid revenue growth in the fourth quarter of 2017, while we maintained flat operating expenses,” said David A. Ricks, Lilly’s chairman and CEO. “Momentum continues for our innovation-based strategy. We recently received approval for Taltz in the U.S. and European Union for active psoriatic arthritis, are encouraged by early use of Verzenio for breast cancer and expect further pipeline progress in 2018 in areas of significant patient need, including cancer, immunologic disorders, diabetes, neurodegeneration and pain.”

2

Key Events Over the Last Three Months
Regulatory

•	Regarding Taltz® (ixekizumab), for the treatment of adults with active psoriatic arthritis:

◦	The U.S. Food and Drug Administration (FDA) issued its approval and the company launched in the U.S.

◦	The European Commission issued its approval.
Clinical

•
The company announced top-line results from its Phase 3 study of Cyramza® (ramucirumab) in combination with cisplatin and capecitabine or 5-FU (5-fluorouracil) in the first-line treatment of patients with HER2-negative metastatic gastric or gastroesophageal junction adenocarcinoma. The trial met its primary endpoint of progression-free survival but did not improve overall survival, a secondary endpoint. The company does not intend to seek regulatory approval based on the results of this study.

•
The company initiated a clinical trial to evaluate the functionality and safety of its automated insulin delivery system in Type 1 diabetes, which is a hybrid closed-loop platform that uses connected devices -- an insulin pump with a dedicated controller, dosing algorithm and continuous glucose monitor -- to automate insulin dosing. This system is part of the Connected Diabetes Ecosystem, which is being designed to make diabetes management easier by enabling people to use insulin more effectively.

Fourth-Quarter Reported Results
In the fourth quarter of 2017, worldwide revenue was $6.161 billion, an increase of 7 percent compared with the fourth quarter of 2016. The revenue increase was driven by a 4 percent increase due to volume, a 2 percent increase due to higher realized prices, and a 1 percent increase due to the favorable impact of foreign exchange rates.

Revenue in the U.S. increased 6 percent, to $3.423 billion, due to increased volume for new pharmaceutical products, including Trulicity®, Basaglar®, Taltz, Jardiance®, LartruvoTM and

3

VerzenioTM, as well as higher realized prices for several pharmaceutical products, primarily Forteo® and Humulin®. The increase in revenue was partially offset by decreased volume due to loss of exclusivity for Strattera® and Effient®, as well as decreased demand for Cialis® and food animal products, and lower realized prices for Humalog®. Realized prices reflect increased revenue related to changes in estimates for rebates and discounts of a similar magnitude in the fourth quarter of both 2017 and 2016.

Revenue outside the U.S. increased 8 percent, to $2.738 billion, largely due to increased volume for several new pharmaceutical products, including Trulicity, Taltz, Cyramza, Jardiance and Olumiant® and, to a lesser extent, the favorable impact of foreign exchange rates.

Gross margin increased 6 percent, to $4.536 billion, in the fourth quarter of 2017 compared with the fourth quarter of 2016. Gross margin as a percent of revenue was 73.6 percent, a decrease of 1.0 percentage point compared with the fourth quarter of 2016. The decrease in gross margin percent was primarily due to the effect of foreign exchange rates on international inventories sold and product mix, partially offset by manufacturing efficiencies and higher realized prices.

Operating expenses in the fourth quarter of 2017, defined as the sum of research and development and marketing, selling and administrative expenses, remained flat at $3.254 billion. Research and development expenses increased 2 percent, to $1.473 billion, or 23.9 percent of revenue. Marketing, selling and administrative expenses decreased 1 percent, to $1.780 billion, due to decreased expenses related to late life-cycle products, partially offset by increased expenses related to new pharmaceutical products. Operating expenses were 52.8 percent of revenue in the fourth quarter of 2017, a reduction of 3.4 percentage points compared with the fourth quarter of 2016.

In the fourth quarter of 2017, the company recognized an acquired in-process research and development charge of $50.0 million associated with a strategic collaboration with CureVac. In the fourth quarter of 2016, the company recognized an acquired in-process research and development

4

charge of $30.0 million associated with an agreement with AstraZeneca to co-develop MEDI1814, a potential disease-modifying treatment for Alzheimer’s disease.

In the fourth quarter of 2017, the company recognized asset impairment, restructuring and other special charges of $1.003 billion. The charges are primarily associated with efforts to reduce the company’s cost structure, including the U.S. voluntary early retirement program. In the fourth quarter of 2016, the company recognized asset impairment, restructuring and other special charges of $147.6 million, primarily associated with global severance costs and integration costs related to the acquisition of Novartis Animal Health.

Operating income in the fourth quarter of 2017 was $229.0 million, a decrease of $647.2 million compared with the fourth quarter of 2016, primarily driven by higher asset impairment, restructuring and other special charges, partially offset by higher gross margin.

Other income (expense) was income of $55.1 million in the fourth quarter of 2017, compared with income of $15.8 million in the fourth quarter of 2016. The increase in other income was driven primarily by higher net gains on sales of investments in the fourth quarter of 2017 as compared with 2016.

During the fourth quarter of 2017, the company recorded income tax expense of $1.941 billion, which included an estimated tax charge of $1.914 billion, despite earning $284.1 million of income before income taxes. The estimated tax charge is based on recently enacted U.S. tax reform legislation, including a one-time repatriation transition tax, also known as the “toll tax,” of approximately $3.6 billion. The estimated tax charge is subject to change based upon additional analysis and subsequent regulations, interpretations and guidance. As a result of new rules related to repatriation, Lilly may utilize more than $9 billion in cash held across the company’s global affiliates.

5

In the fourth quarter of 2017, net income (loss) and earnings (loss) per share were $(1.657) billion and $(1.58), respectively, compared with $771.8 million and $0.73, respectively, in the fourth quarter of 2016. The decreases in net income (loss) and earnings (loss) per share were primarily driven by the impact of recently enacted U.S. tax reform legislation, as well as higher asset impairment, restructuring and other special charges.

Fourth-Quarter Non-GAAP Measures
On a non-GAAP basis, fourth-quarter 2017 gross margin increased 6 percent, to $4.710 billion. Gross margin as a percent of revenue was 76.5 percent, a decrease of 0.9 percentage points compared with the fourth quarter of 2016. The decrease in gross margin percent was primarily due to the effect of foreign exchange rates on international inventories sold and product mix, partially offset by manufacturing efficiencies and higher realized prices.

Operating expenses were 52.8 percent of revenue in the fourth quarter of 2017, a reduction of 3.4 percentage points compared with the fourth quarter of 2016.

Operating income increased $239.4 million, or 20 percent, to $1.458 billion in the fourth quarter of 2017, due to higher gross margin.

The effective tax rate was 20.2 percent in the fourth quarter of 2017, compared with 17.9 percent in the fourth quarter of 2016. The higher effective tax rate for the fourth quarter of 2017 was primarily due to a lower net discrete tax benefit compared with the fourth quarter of 2016.

In the fourth quarter of 2017, net income increased 19 percent, to $1.207 billion, and earnings per share increased 20 percent, to $1.14, compared with $1.013 billion and $0.95, respectively, in the fourth quarter of 2016. The increases in net income and earnings per share were primarily driven by higher operating income.

6

For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Fourth Quarter
	2017	2016	% Change
Earnings (loss) per share (reported)	$(1.58)	$0.73	NM
U.S. tax reform legislation	1.81	—
Asset impairment, restructuring and other special charges	.75	.10
Amortization of intangible assets	.11	.11
Acquired in-process research and development	.03	.02
Inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio	.01	—
Earnings per share (non-GAAP)	$1.14	$0.95	20%

Numbers may not add due to rounding.

Full-Year Reported Results
For the full year 2017, worldwide revenue increased 8 percent compared with 2016 to $22.871 billion. The revenue increase was driven by a 6 percent increase due to volume and a 2 percent increase due to higher realized prices.

Revenue in the U.S. increased 11 percent to $12.785 billion, driven by increased volume for new pharmaceutical products, including Trulicity, Taltz, Basaglar, Lartruvo and Jardiance, and higher realized prices for several pharmaceutical products, primarily Forteo and Cialis, as well as increased volume for companion animal products from the acquisition of Boehringer Ingelheim Vetmedica’s

7

U.S. feline, canine and rabies vaccine portfolio. The increase in revenue was partially offset by decreased volume due to loss of exclusivity for Strattera and Effient, as well as decreased demand for Cialis and food animal products. Cymbalta revenue declined $154 million, primarily driven by an increase in revenue due to a reduction to the return reserve in 2016.

Revenue outside the U.S. increased 4 percent to $10.086 billion, due to increased volume for several new pharmaceutical products, primarily driven by Trulicity and Cyramza. The increase in revenue was partially offset by competitive pressure and the loss of exclusivity for Alimta in several countries and lower volume from the loss of exclusivity for Zyprexa in Japan.

Gross margin increased 8 percent to $16.801 billion in 2017. Gross margin as a percent of revenue was 73.5 percent, an increase of 0.1 percentage points compared with 2016. The increase in gross margin percent was primarily due to manufacturing efficiencies and higher realized prices, offset by the impact of foreign exchange rates on international inventories sold and product mix.

Total operating expenses increased 1 percent to $11.870 billion in 2017. Research and development expenses increased 1 percent to $5.282 billion, or 23.1 percent of revenue. Marketing, selling and administrative expenses increased 2 percent to $6.588 billion, driven by increased marketing expenses for new products that were partially offset by decreased expenses related to late life-cycle products. Operating expenses were 51.9 percent of revenue in 2017, a reduction of 3.2 percentage points compared with 2016.

In 2017, the company recognized acquired in-process research and development charges of $1.113 billion resulting from business development activity, primarily related to the acquisition of CoLucid Pharmaceuticals. In 2016, the company recognized acquired in-process research and development charges of $30.0 million associated with the agreement with AstraZeneca to co-develop MEDI1814, a potential disease-modifying treatment for Alzheimer’s disease.

8

In 2017, the company recognized asset impairment, restructuring and other special charges of $1.674 billion. The charges are primarily associated with efforts to reduce the company’s cost structure, including the U.S. voluntary early retirement program. In 2016, the company recognized asset impairment, restructuring, and other special charges of $382.5 million associated with integration and severance costs related to the acquisition of Novartis Animal Health, other global severance costs, and asset impairments related to the closure of an animal health manufacturing facility in Ireland.

Operating income in 2017 decreased 38 percent compared with 2016 to $2.145 billion, as higher operating expenses driven by asset impairment, restructuring, and other special charges, as well as acquired in-process research and development, were partially offset by higher gross margin.

Other income (expense) was income of $52.4 million in 2017. Other income (expense) in 2016 was expense of $84.8 million driven by a $203.9 million charge related to the impact of the Venezuelan financial crisis, including the significant deterioration of the bolívar, partially offset by higher net gains on investments.

During 2017, the company recorded income tax expense of $2.402 billion, which included an estimated tax charge of $1.914 billion, despite earning $2.197 billion of income before income taxes. The estimated tax charge is based on recently enacted U.S. tax reform legislation, including the toll tax of approximately $3.6 billion. The estimated tax charge is subject to change based upon additional analysis and subsequent regulations, interpretations and guidance. As a result of new rules related to repatriation, Lilly may utilize more than $9 billion in cash held across the company’s global affiliates. The company’s effective tax rate in 2016 was 18.9 percent.

9

For the full year 2017, net income (loss) and earnings (loss) per share were $(204.1) million and $(0.19), respectively, compared with $2.738 billion, and $2.58, respectively, in 2016. The decreases in net income (loss) and earnings (loss) per share were driven by the impact of recently enacted U.S. tax reform legislation, as well as higher asset impairment, restructuring and other special charges and acquired in-process research and development charges, partially offset by higher gross margin.

Full-Year Non-GAAP Measures
On a non-GAAP basis for the full year 2017, operating income increased $1.094 billion, or 24 percent, to $5.649 billion driven by higher gross margin. The effective tax rate was 20.5 percent in 2017, compared with 20.1 percent in 2016. Net income increased 21 percent and earnings per share increased 22 percent to $4.530 billion, and $4.28, respectively.

For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Year-to-Date
	2017	2016	% Change
Earnings (loss) per share (reported)	$(0.19)	$2.58	NM
U.S. tax reform legislation	1.81	—
Asset impairment, restructuring and other special charges	1.23	.29
Acquired in-process research and development	.97	.02
Amortization of intangible assets	.44	.44
Inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio	.03	—
Venezuela charge	—	.19
Earnings per share (non-GAAP)	$4.28	$3.52	22%
Numbers may not add due to rounding.

10

Selected Revenue Highlights
(Dollars in millions)	Fourth Quarter			Year-to-Date
Established Pharma Products	2017	2016	% Change	2017	2016	% Change
Humalog	$782.2	$819.8	(5)%	$2,865.2	$2,768.8	3%
Cialis	597.4	676.3	(12)%	2,323.1	2,471.6	(6)%
Alimta	525.2	541.6	(3)%	2,062.5	2,283.3	(10)%
Forteo	513.2	422.5	21%	1,749.0	1,500.0	17%
Humulin	362.6	355.3	2%	1,335.4	1,365.9	(2)%
Cymbalta	192.8	181.8	6%	757.2	930.5	(19)%
Erbitux®	168.9	153.7	10%	645.9	687.0	(6)%
Strattera	98.3	243.2	(60)%	618.2	854.7	(28)%
Zyprexa®	152.2	153.0	(1)%	581.2	725.3	(20)%
Effient	62.3	140.9	(56)%	388.9	535.2	(27)%

New Pharma Products
Trulicity	649.0	337.0	93%	2,029.8	925.5	119%
Cyramza	204.8	177.1	16%	758.3	614.1	23%
Taltz	172.5	61.3	182%	559.2	113.1	394%
Jardiance(a)	143.2	76.1	88%	447.5	201.9	122%
Basaglar	153.8	39.5	289%	432.1	86.1	402%
Lartruvo	59.0	11.9	396%	203.0	11.9	1,607%
Olumiant	23.0	—	NM	45.9	—	NM
Verzenio	21.0	—	NM	21.0	—	NM
Portrazza®	2.1	3.8	(44)%	10.3	14.8	(30)%
Subtotal	1,428.4	706.7	102%	4,507.0	1,967.4	129%

Animal Health	790.9	837.6	(6)%	3,085.6	3,158.2	(2)%

Total Revenue	6,160.7	5,760.5	7%	22,871.3	21,222.1	8%

(a) Jardiance includes Glyxambi® and Synjardy® NM – not meaningful Numbers may not add due to rounding

11

Selected Established Pharma Products
Humalog
For the fourth quarter of 2017, worldwide Humalog revenue decreased 5 percent compared with the fourth quarter of 2016, to $782.2 million. Revenue in the U.S. decreased 12 percent, to $463.4 million, driven by lower realized prices and, to a lesser extent, decreased volume associated with buying patterns. Realized prices reflect increased revenue related to changes in estimates for rebates and discounts of a similar magnitude in the fourth quarter of both 2017 and 2016. Changes in segment and payer mix contributed to the decline in realized prices. Revenue outside the U.S. increased 8 percent, to $318.8 million, driven by increased volume, the favorable impact of foreign exchange rates and, to a lesser extent, higher realized prices.

For the full year 2017, worldwide Humalog revenue increased 3 percent to $2.865 billion. U.S. Humalog revenue for 2017 was $1.718 billion, a 2 percent increase, driven primarily by higher realized prices due to changes in estimates for rebates and discounts, which decreased revenue in 2016 and increased revenue in 2017. Humalog revenue outside the U.S. was $1.147 billion, a 6 percent increase, driven by increased volume and, to a lesser extent, higher realized prices, partially offset by the unfavorable impact of foreign exchange rates.

Cialis
For the fourth quarter of 2017, worldwide Cialis revenue decreased 12 percent to $597.4 million. U.S. Cialis revenue was $361.4 million in the fourth quarter, a 13 percent decrease compared with the fourth quarter of 2016, driven by decreased demand. Cialis revenue outside the U.S. decreased 10 percent to $236.0 million, driven by decreased volume, partially offset by the favorable impact of foreign exchange rates.

For the full year 2017, worldwide Cialis revenue decreased 6 percent to $2.323 billion. U.S. Cialis revenue for 2017 was $1.359 billion, an 8 percent decrease, driven by decreased demand, partially

12

offset by higher realized prices. Cialis revenue outside the U.S. was $964.5 million, a 4 percent decline, driven by decreased volume, partially offset by higher realized prices.

Alimta
For the fourth quarter of 2017, Alimta generated worldwide revenue of $525.2 million, which decreased 3 percent compared with the fourth quarter of 2016. U.S. Alimta revenue increased 1 percent, to $272.4 million, driven by increased volume, partially offset by lower realized prices. Alimta revenue outside the U.S. decreased 7 percent, to $252.8 million, driven by competitive pressure and loss of exclusivity in several countries.

For the full year 2017, worldwide Alimta revenue decreased 10 percent to $2.063 billion. U.S. Alimta revenue for 2017 was $1.034 billion, a 6 percent decline, driven by decreased demand due to competitive pressure. Alimta revenue outside the U.S. was $1.028 billion, a 13 percent decline, driven by competitive pressure and the loss of exclusivity in several countries.

Forteo
For the fourth quarter of 2017, worldwide revenue for Forteo was $513.2 million, a 21 percent increase compared with the fourth quarter of 2016. U.S. revenue increased 32 percent, to $303.7 million, driven by higher realized prices and, to a lesser extent, increased volume, primarily due to wholesaler buying patterns. Revenue outside the U.S. increased 8 percent, to $209.5 million, driven by increased volume and, to a lesser extent, higher realized prices.

For the full year 2017, worldwide Forteo revenue increased 17 percent to $1.749 billion. U.S. Forteo revenue for 2017 was $965.2 million, a 25 percent increase driven by higher realized prices and increased volume, primarily due to wholesaler buying patterns. Forteo revenue outside the U.S. was $783.8 million, a 7 percent increase driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates and lower realized prices.

13

Humulin
For the fourth quarter of 2017, worldwide Humulin revenue increased 2 percent compared with the fourth quarter of 2016, to $362.6 million. U.S. revenue increased 13 percent, to $249.7 million, driven by higher realized prices due to changes in estimates for rebates and discounts and shifts in segment and business mix, partially offset by decreased volume. Revenue outside the U.S. decreased 15 percent, to $112.8 million, driven by decreased volume, primarily due to buying patterns in China and, to a lesser extent, lower realized prices, partially offset by the favorable impact of foreign exchange rates.

For the full year 2017, worldwide Humulin revenue decreased 2 percent to $1.335 billion. U.S. revenue for 2017 was $884.6 million, a 3 percent increase, driven by higher realized prices. Revenue outside the U.S. was $450.7 million, an 11 percent decline, driven primarily by decreased volume and lower realized prices.

Selected New Pharma Products
Trulicity
Fourth-quarter 2017 worldwide Trulicity revenue was $649.0 million, an increase of 93 percent compared with the fourth quarter of 2016. U.S. revenue increased 94 percent, to $519.8 million, driven by increased share of market for Trulicity and growth in the GLP-1 class. Revenue outside the U.S. was $129.2 million, an increase of 87 percent.

For the full year 2017, worldwide Trulicity revenue was $2.030 billion, an increase of 119 percent compared with 2016. U.S. revenue increased 118 percent, to $1.610 billion, driven by increased share of market for Trulicity and growth in the GLP-1 class. Revenue outside the U.S. increased 123 percent, to $419.9 million.

14

Cyramza
For the fourth quarter of 2017, worldwide Cyramza revenue was $204.8 million, an increase of 16 percent compared with the fourth quarter of 2016. U.S. revenue was $74.4 million, an increase of 17 percent, driven by increased volume. Revenue outside the U.S. was $130.4 million, an increase of 15 percent, primarily due to strong volume growth in Japan, partially offset by lower realized prices and, to a lesser extent, the unfavorable impact of foreign exchange rates.

For the full year 2017, worldwide Cyramza revenue was $758.3 million, an increase of 23 percent compared with 2016. U.S. revenue increased 3 percent, to $278.8 million, driven by increased volume. Revenue outside the U.S. increased 39 percent, to $479.6 million, primarily due to strong volume growth in Japan, partially offset by lower realized prices and, to a lesser extent, the unfavorable impact of foreign exchange rates.

Taltz
For the fourth quarter of 2017, Taltz generated worldwide revenue of $172.5 million. U.S. revenue was $142.5 million, an increase of $11.1 million compared with the third quarter of 2017.

For the full year 2017, Taltz generated worldwide revenue of $559.2 million. U.S. revenue was $486.0 million.

Jardiance
The company’s worldwide Jardiance revenue during the fourth quarter of 2017 was $143.2 million, an increase of 88 percent compared with the fourth quarter of 2016. U.S. revenue increased 65 percent, to $92.1 million, driven by increased share of market for Jardiance and growth in the SGLT2 class. Revenue outside the U.S. was $51.1 million, an increase of 151 percent, primarily driven by increased volume in several countries and, to a lesser extent, the favorable impact of foreign exchange rates.

15

Jardiance is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports as revenue a portion of Jardiance’s gross margin.

For the full year 2017, worldwide Jardiance revenue was $447.5 million, an increase of 122 percent compared with 2016. U.S. revenue increased 101 percent, to $290.4 million, driven by increased share of market for Jardiance and growth in the SGLT2 class. Revenue outside the U.S. increased 173 percent, to $157.0 million, primarily driven by increased volume in several countries.

Basaglar
For the fourth quarter of 2017, Basaglar generated worldwide revenue of $153.8 million. U.S. revenue was $114.4 million, which was essentially flat compared with the third quarter of 2017, as changes in estimates for rebates and discounts increased revenue in the third quarter of 2017 and decreased revenue in the fourth quarter of 2017. Basaglar is part of the company’s alliance with Boehringer Ingelheim, and Lilly reports total sales as revenue, with payments made to Boehringer Ingelheim for its portion of the gross margin reported as cost of sales.

For the full year of 2017, Basaglar generated worldwide revenue of $432.1 million. U.S. revenue was $311.1 million.

Lartruvo
For the fourth quarter of 2017, Lartruvo, a treatment in combination with doxorubicin for a subset of adult patients with advanced soft tissue sarcoma, generated worldwide revenue of $59.0 million. U.S. revenue was $41.5 million, which was essentially flat compared with the third quarter of 2017.

For the full year of 2017, Lartruvo generated worldwide revenue of $203.0 million. U.S. revenue was $161.7 million.

16

Olumiant
For the fourth quarter of 2017, Olumiant, a treatment for moderate-to-severe rheumatoid arthritis, generated worldwide revenue of $23.0 million, an increase of $6.8 million compared with the third quarter of 2017, reflecting strong launch uptake in Germany.

For the full year of 2017, Olumiant generated worldwide revenue of $45.9 million, reflecting strong launch uptake in Germany.

Verzenio
For the fourth quarter and full year of 2017, Verzenio, a treatment for women with HR+, HER2- advanced breast cancer, generated worldwide revenue of $21.0 million. Verzenio was launched in the U.S. in the fourth quarter of 2017.

Animal Health
In the fourth quarter of 2017, worldwide animal health revenue totaled $790.9 million, a decrease of 6 percent compared with the fourth quarter of 2016. Worldwide food animal revenue decreased 8 percent, to $547.4 million, primarily driven by market access and competitive pressure in the U.S. for Posilac® and Optaflexx®, respectively. Worldwide companion animal revenue increased 1 percent, to $243.4 million, driven by the inclusion of $36.5 million in revenue from the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio, largely offset by a reduction to U.S. distributor inventory levels as well as competitive pressure.

For the full year of 2017, worldwide animal health revenue totaled $3.086 billion, a decline of 2 percent compared with the full year of 2016. Worldwide food animal revenue decreased 8 percent, to $2.017 billion, primarily driven by market access and competitive pressure in the U.S. for Posilac and Optaflexx, respectively. Worldwide companion animal revenue increased 10 percent, to $1.069 billion, driven by the inclusion of $216.7 million in revenue from the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio, partially offset by competitive pressure.

17

2018 Financial Guidance

The company has revised certain elements of its 2018 financial guidance on a reported and non-GAAP basis. Earnings per share for 2018 are being increased to be in the range of $4.39 to $4.49 on a reported basis and $4.81 to $4.91 on a non-GAAP basis, to reflect the estimated impact of recently enacted U.S. tax reform legislation.

	2018 Expectations	% Change from 2017
Earnings per share (reported)	$4.39 to $4.49	NM
Amortization of intangible assets	.42
Earnings per share (non-GAAP)	$4.81 to $4.91	12% to 15%
Numbers may not add due to rounding

The company still anticipates 2018 revenue between $23.0 billion and $23.5 billion. Revenue growth is expected to be driven by new products including Trulicity, Taltz, Basaglar, Jardiance, Verzenio, Cyramza, Olumiant and Lartruvo.

The 2018 tax rate is now expected to be approximately 18.0 percent on a reported and non-GAAP basis to reflect the estimated impact of recently enacted U.S. tax reform legislation. The 2018 tax rate benefits from a lower corporate income tax rate, partially offset by the changes to certain business exclusions, deductions, credits and international tax provisions and is subject to change based upon changes in our interpretations of the tax laws, along with subsequent regulations, interpretations and guidance.

18

The following table summarizes the company’s 2018 financial guidance:

2018 Guidance
	Prior	Revised
Revenue	$23.0 to $23.5 billion	Unchanged

Gross Margin % of Revenue (reported)	Approx. 73.0%	Unchanged
Gross Margin % of Revenue (non-GAAP)	Approx. 75.0%	Unchanged

Marketing, Selling & Administrative	$6.1 to $6.4 billion	Unchanged

Research & Development	$5.0 to $5.2 billion	Unchanged

Other Income/(Expense)	$75 to $175 million	Unchanged

Tax Rate (reported)	Approx. 20.5%	Approx. 18.0%
Tax Rate (non-GAAP)	Approx. 21.5%	Approx. 18.0%

Earnings per Share (reported)	$4.24 to $4.34	$4.39 to $4.49
Earnings per Share (non-GAAP)	$4.60 to $4.70	$4.81 to $4.91

Capital Expenditures	Approx. $1.2 billion	Unchanged

Non-GAAP adjustments are consistent with the earnings per share table above.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter 2017 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9 a.m. to 10:30 a.m. Eastern time (ET) and will be available for replay via the website.

19

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and voluntarism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target”, “anticipate” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. With respect to the review of and any potential initial public offering, merger, sale, or retention of the Elanco animal health business, there can be no guarantee that the company will realize the expected benefits of the review or other strategic efforts or that the review or other strategic efforts will be completed on the anticipated timeline, if at all. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third-party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations, including the impact of tax reform legislation enacted in December 2017 and related guidance; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration costs; the impact of exchange rates and global macroeconomic conditions; and the impact of any strategic alternatives the company decides to pursue for it animal health products business. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-Q and Form 10-K filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

#    #    #

Alimta® (pemetrexed disodium, Lilly)
Basaglar® (insulin glargine injection, Lilly)

20

Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Cyramza® (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
LartruvoTM (olaratumab, Lilly)
Olumiant® (baricitinib, Lilly)
Optaflexx® (ractopamine, Lilly)
Portrazza® (necitumumab, Lilly)
Posilac® (recombinant bovine somatotropin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
VerzenioTM (abemaciclib, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

	December 31, 2017	December 31, 2016
Worldwide Employees	40,655	41,975

21

Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2017	2016	% Chg.	2017	2016	% Chg.

Revenue	$6,160.7	$5,760.5	7%	$22,871.3	$21,222.1	8%

Cost of sales	1,624.8	1,466.0	11%	6,070.2	5,654.9	7%
Research and development	1,473.2	1,450.6	2%	5,281.8	5,243.9	1%
Marketing, selling and administrative	1,780.5	1,790.1	(1)%	6,588.1	6,452.0	2%
Acquired in-process research and development	50.0	30.0	67%	1,112.6	30.0	NM
Asset impairment, restructuring and other special charges	1,003.2	147.6	NM	1,673.6	382.5	NM

Operating income	229.0	876.2	(74)%	2,145.0	3,458.8	(38)%

Net interest income (expense)	(10.2)	(19.5)		(57.7)	(76.5)
Net other income (expense)	65.3	35.3		110.1	(8.3)
Other income (expense)	55.1	15.8	NM	52.4	(84.8)	NM

Income before income taxes	284.1	892.0	(68)%	2,197.4	3,374.0	(35)%
Income taxes	1,941.0	120.2	NM	2,401.5	636.4	NM

Net income (loss)	$(1,656.9)	$771.8	NM	$(204.1)	$2,737.6	NM

Earnings (loss) per share	$(1.58)	$0.73	NM	$(0.19)	$2.58	NM

Dividends paid per share	$0.52	$0.51	2%	$2.08	$2.04	2%
Weighted-average shares outstanding (thousands)	1,051,091	1,061,498		1,052,023	1,061,825
NM – not meaningful

22

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted(a)

Cost of sales	$1,624.8	$(174.0)	$1,450.7	$1,466.0	$(162.7)	$1,303.3

Operating expenses(b)	3,253.7	(1.4)	3,252.3	3,240.7	(1.8)	3,238.9
Acquired in-process research and development	50.0	(50.0)	—	30.0	(30.0)	—
Asset impairment, restructuring and other special charges	1,003.2	(1,003.2)	—	147.6	(147.6)	—

Income taxes	1,941.0	(1,635.0)	306.1	120.2	100.5	220.7

Net income (loss)	(1,656.9)	2,863.6	1,206.7	771.8	241.6	1,013.4

Earnings (loss) per share	(1.58)	2.71	1.14	0.73	0.23	0.95
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

23

(b)	Operating expenses include research and development and marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2017, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Inventory step-up(iii)	Other specified items(iv)	US Tax Reform(v)	Total Adjustments
Cost of sales	$(163.3)	$—	$(10.7)	$—	$—	$(174.0)

Operating expenses	(1.4)	—	—	—	—	(1.4)
Acquired in-process research and development	—	(50.0)	—	—	—	(50.0)
Asset impairment, restructuring and other special charges	—	—	—	(1,003.2)	—	(1,003.2)

Income taxes	50.2	17.5	3.7	207.6	(1,914.0)	(1,635.0)

Net income	114.6	32.5	6.9	795.6	1,914.0	2,863.6

Earnings per share	0.11	0.03	0.01	0.75	1.81	2.71
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs are related to a collaboration with CureVac.

iii.	Exclude inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio.

iv.	Exclude charges primarily associated with efforts to reduce the company’s cost structure, including the U.S. voluntary early retirement program.

v.	Excludes charges related to recently enacted U.S. tax reform legislation, including the one-time repatriation transition tax also known as the toll tax.

24

(d)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2016, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Total Adjustments
Cost of sales	$(162.7)	$—	$—	$(162.7)

Operating expenses	(1.8)	—	—	(1.8)
Acquired in-process research and development	—	(30.0)	—	(30.0)
Asset impairment, restructuring and other special charges	—	—	(147.6)	(147.6)

Income taxes	50.8	10.5	39.1	100.5

Net income	113.7	19.5	108.4	241.6

Earnings per share – diluted	0.11	0.02	0.10	0.23
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs are related to an agreement with AstraZeneca to co-develop MEDI1814, a potential disease-modifying treatment for Alzheimer’s disease.

iii.	Exclude global severance costs and integration costs related to the acquisition of Novartis Animal Health.

25

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Twelve Months Ended December 31, 2017			Twelve Months Ended December 31, 2016

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted(a)

Cost of sales	$6,070.2	$(711.2)	$5,359.0	$5,654.9	$(675.7)	$4,979.2

Operating expenses(b)	11,869.9	(6.3)	11,863.6	11,695.9	(7.6)	11,688.3
Acquired in-process research and development	1,112.6	(1,112.6)	—	30.0	(30.0)	—
Asset impairment, restructuring and other special charges	1,673.6	(1,673.6)	—	382.5	(382.5)	—

Other income (expense)	52.4	—	52.4	(84.8)	203.9	119.1

Income taxes	2,401.5	(1,230.8)	1,170.7	636.4	301.7	938.1

Net income (loss)	(204.1)	4,734.4	4,530.4	2,737.6	998.0	3,735.6

Earnings (loss) per share	(0.19)	4.48	4.28	2.58	0.94	3.52
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

26

(b)	Operating expenses include research and development and marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the twelve months ended December 31, 2017, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Inventory step-up(iii)	Other specified items(iv)	US Tax Reform(v)	Total Adjustments
Cost of sales	$(668.5)	$—	$(42.7)	$—	$—	$(711.2)

Operating expenses	(6.3)	—	—	—	—	(6.3)
Acquired in-process research and development	—	(1,112.6)	—	—	—	(1,112.6)
Asset impairment, restructuring and other special charges	—	—	—	(1,673.6)	—	(1,673.6)

Income taxes	207.6	89.3	14.9	371.3	(1,914.0)	(1,230.8)

Net income	467.1	1,023.3	27.7	1,302.2	1,914.0	4,734.4

Earnings per share	0.44	0.97	0.03	1.23	1.81	4.48
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs are related to business development activity, primarily driven by the acquisition of CoLucid Pharmaceuticals.

iii.	Exclude inventory step-up costs associated with the acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccine portfolio.

iv.	Exclude charges primarily associated with efforts to reduce the company’s cost structure, including the U.S. voluntary early retirement program.

v.	Excludes charges related to recently enacted U.S. tax reform legislation, including the one-time repatriation transition tax also known as the toll tax.

27

(d)	Adjustments to certain GAAP reported measures for the twelve months ended December 31, 2016, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Venezuela(iii)	Other specified items(iv)	Total Adjustments
Cost of sales	$(675.7)	$—	$—	$—	$(675.7)

Operating expenses	(7.6)	—	—	—	(7.6)
Acquired in-process research and development	—	(30.0)	—	—	(30.0)
Asset impairment, restructuring and other special charges	—	—	—	(382.5)	(382.5)

Other income (expense)	—	—	203.9	—	203.9

Income taxes	214.0	10.5	—	77.2	301.7

Net income	469.3	19.5	203.9	305.3	998.0

Earnings per share – diluted	0.44	0.02	0.19	0.29	0.94
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs are related to an agreement with AstraZeneca to co-develop MEDI1814, a potential disease-modifying treatment for Alzheimer’s disease.

iii.	Exclude charge related to the impact of the Venezuelan financial crisis, including the significant deterioration of the bolivar.

iv.
Exclude integration and severance costs related to the acquisition of Novartis Animal Health, other global severance costs, and asset impairments related to the closure of an animal health manufacturing facility in Ireland.

28